Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Jeffrey N. Boyer
Executive Vice President -
Chief Financial Officer
(972) 409-1581

Christopher J. Holland
Vice President – Finance
(972) 409-1667

Michaels Stores Announces Record Third Quarter
—EPS Increases 15% —

IRVING, Texas – November 23, 2004 – Michaels Stores, Inc. (NYSE: MIK) today reported record financial results for its third quarter and the nine months ended October 30, 2004. Net income for the quarter was $42.5 million, an 11% increase compared to net income of $38.2 million in the same period last year. On a post-split basis, diluted earnings per share for the quarter were $.31 compared to $.27 in the same period last year, a 15% increase.

     Net income for the nine months was $98.6 million compared to net income of $83.3 million in the same period last year, an 18% increase. Diluted earnings per share for the nine months, on a post-split basis, were $.71 compared to $.60 in the same period last year, an 18% increase.

     Michael Rouleau, President and Chief Executive Officer, said, “We are pleased with our third quarter performance and our progress year-to-date, and we are looking forward to another record year, our eighth in a row.”

Operating Performance

     Total sales for the third quarter increased 6% to $799.9 million from $755.2 million for the same period last year. Same-store sales for the quarter grew 1%. For the quarter, customer traffic was up 2% and average ticket decreased 1%. For the quarter, the Company’s best performing departments were Needlework and Yarn, Impulse, Books, and Kids Crafts, and its best performing zones were the Pacific, Central, and mid-Atlantic.

     Year-to-date sales of $2.209 billion increased 9% from $2.028 billion for the same period last year while same-store sales were up 4% year-to-date. Year-to-date, customer traffic increased 3% and average ticket was up 1%. Year-to-date, the Company’s best-performing departments were Needlework and Yarn, Art, Frames, and Kids Crafts and its best performing zones were the Central, Pacific, and Northeast.

     During the third quarter, the Company opened 22 and relocated eight Michaels stores, opened four and relocated one Aaron Brothers store, and opened three Recollections stores.

     For the quarter ended October 30, 2004, the Company’s operating income increased 14% to $72.8 million or 9.1% of sales compared to operating income of $63.6 million or 8.4% of sales for the same period last year. Operating income year-to-date increased 16% to $172.3 million or 7.8% of sales compared to $148.6 million or 7.3% of sales in the same period of 2003. Year-to-date operating income includes a $4.9 million charge recorded in the second quarter related to the establishment of insurance reserves reflecting the financial difficulties of one of the Company’s insurance carriers. Operating income also includes incremental costs related to previously announced initiatives

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

for additional closure costs related to store relocations this year, the distribution center realignment project, and Aaron Brothers’ headquarters relocation to the Michaels corporate offices in Coppell, TX. Expenses related to these projects were $4.9 million in the third quarter and $9.7 million year-to-date.

Balance Sheet

     The Company’s cash balance as of October 30, 2004, the end of the third quarter, was $272.4 million, an increase of $166.9 million over the same period last year. Average inventory per Michaels store at the end of the third quarter, inclusive of distribution centers, decreased 8% to $1.213 million from $1.313 million for the same period last year.

     On a post-split basis, the Company has repurchased 1,451,300 shares of its common stock during the third quarter under its stock repurchase plans at an average price of $27.19 per share. Year-to-date, on a post-split basis, the Company has repurchased 3,590,500 shares of its common stock at an average price of $26.34 per share. As of November 23, 2004, under its repurchase plans, the Company is authorized to repurchase approximately 2.3 million additional shares plus such shares as may be repurchased with proceeds from the future exercise of options under the Company’s 2001 General Stock Option Plan.

     The Company also stated that during the third quarter it amended the terms of its $200 million Revolving Credit Agreement to extend its maturity date from April 30, 2005, to April 30, 2006, and to permit the planned prepayment of its $200 million 91/4% Senior Notes on the first available call date in July 2005.

Outlook

     The Company has adjusted its fourth quarter forecast. Same-store sales are now expected to increase 2% to 3% with November same-store sales expected to be down 2% to 4%. Changes in its Veterans Day promotional event negatively impacted top-line sales performance while delivering stronger than planned gross margins. The Company continues to expect December same-store sales to increase 4% to 6% and January same-store sales to increase 3% to 5%.

     The Company currently expects diluted earnings per share, on a post-split basis, to be at the low-end of its previous guidance of $.74 to $.76 for the fourth quarter and to range from $1.44 to $1.46 for fiscal 2004, inclusive of the $4.9 million charge recorded in the second quarter.

     On a preliminary basis, the Company expects fiscal 2005 diluted earnings per share to increase at least 15% over fiscal 2004 results. Same-store sales are expected to increase 3% to 4% and total sales are expected to increase 7% to 9% compared to fiscal 2004. Operating margin is expected to grow 60 to 80 basis points over fiscal 2004 driven by both gross margin expansion and selling, general, and administrative expense leverage.

     A conference call will be held at 4:00 p.m. CT today to discuss third quarter earnings results. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 30 days after the date of the event. Replay may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 4251275.

     The Company plans to release its November 2004 sales results on Thursday, December 2, 2004 at 6:30 a.m. CT. Any interested party may view the Company’s press release at www.michaels.com.

     Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of November 23, 2004, the Company owns and operates 849 Michaels stores in 48 states and Canada, 164 Aaron Brothers stores, eight Recollections stores, and three Star Wholesale operations.

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

     This document contains forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and in our Quarterly Reports on Form 10-Q for the quarters ended May 1, 2004, and July 31, 2004. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth and diluted earnings per share. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather patterns; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity cost increases and currency issues; financial difficulties of any of our insurance providers, key vendors, or suppliers; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004, particularly in “Critical Accounting Policies” and “Risk Factors,” and in our other Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

     This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

– Tables follow –

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

Michaels Stores, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Preliminary and Unaudited)

	Quarter Ended		Nine Months Ended
	October 30,	November 1,	October 30,	November 1,
	2004	2003	2004	2003
Net sales	$799,905	$755,246	$2,208,691	$2,028,150
Cost of sales and occupancy expense	504,236	479,471	1,395,492	1,282,807

Gross profit	295,669	275,775	813,199	745,343
Selling, general, and administrative expense	220,489	208,474	633,348	589,741
Store pre-opening costs	2,408	3,702	7,534	7,045

Operating income	72,772	63,599	172,317	148,557
Interest expense	5,042	5,049	15,439	15,185
Other (income) and expense, net	(1,077)	77	(2,743)	(1,501)

Income before income taxes	68,807	58,473	159,621	134,873
Provision for income taxes	26,319	20,265	61,055	51,589

Net income	$42,488	$38,208	$98,566	$83,284

Earnings per common share:
Basic	$0.31	$0.28	$0.72	$0.62

Diluted	$0.31	$0.27	$0.71	$0.60

Weighted average shares outstanding:
Basic	135,550	134,622	136,138	134,044

Diluted	138,796	141,698	139,257	139,924

Dividends per common share	$0.07	$0.05	$0.19	$0.10

Michaels Stores, Inc.
Consolidated Balance Sheets
(In thousands, except share data)
(Preliminary and Unaudited)

	October 30,	January 31,	November 1,
	2004	2004	2003
ASSETS
Current assets:
Cash and equivalents	$272,406	$341,825	$105,477
Merchandise inventories	1,096,400	892,923	1,103,527
Prepaid expenses and other	34,633	29,198	28,979
Deferred and prepaid income taxes	19,471	19,426	20,380

Total current assets	1,422,910	1,283,372	1,258,363

Property and equipment, at cost	863,421	808,230	779,440
Less accumulated depreciation	(469,867)	(420,313)	(402,628)

	393,554	387,917	376,812

Goodwill	115,839	115,839	115,839
Other assets	16,810	14,519	13,603

	132,649	130,358	129,442

Total assets	$1,949,113	$1,801,647	$1,764,617

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$257,023	$172,708	$220,349
Accrued liabilities and other	222,248	194,395	189,976
Income taxes payable	6,066	2,377	3,916

Total current liabilities	485,337	369,480	414,241

9 1/4% Senior Notes due 2009	200,000	200,000	200,000
Deferred income taxes	27,550	28,241	21,515
Other long-term liabilities	41,256	36,628	34,004

Total long-term liabilities	268,806	264,869	255,519

	754,143	634,349	669,760

Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $0.10 par value, 2,000,000 shares authorized; none issued	—	—	—
Common Stock, $0.10 par value, 350,000,000 shares authorized; shares issued and outstanding of 135,093,810 at October 30, 2004, 135,995,134 at January 31, 2004, and 135,555,608 at November 1, 2003	13,509	13,600	13,556
Additional paid-in capital	438,850	489,110	503,410
Retained earnings	733,069	660,365	572,511
Accumulated other comprehensive income	9,542	4,223	5,380

Total stockholders’ equity	1,194,970	1,167,298	1,094,857

Total liabilities and stockholders’ equity	$1,949,113	$1,801,647	$1,764,617

Michaels Stores, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Preliminary and Unaudited)

	Nine Months Ended
	October 30,	November 1,
	2004	2003
Operating activities:
Net income	$98,566	$83,284
Adjustments:
Depreciation	65,756	61,632
Amortization	294	299
Other	780	844
Changes in assets and liabilities:
Merchandise inventories	(203,477)	(294,109)
Prepaid expenses and other	(5,435)	(10,340)
Deferred income taxes and other	757	2,435
Accounts payable	84,315	125,585
Income taxes payable	16,917	(6,432)
Accrued liabilities and other	33,157	14,036

Net cash provided by (used in) operating activities	91,630	(22,766)

Investing activities:
Additions to property and equipment	(71,663)	(69,333)
Net proceeds from sales of property and equipment	60	31

Net cash used in investing activities	(71,603)	(69,302)

Financing activities:
Proceeds from stock options exercised	28,944	28,556
Repurchase of Common Stock	(94,582)	(37,369)
Cash dividends paid to stockholders	(25,867)	(13,439)
Proceeds from issuance of Common Stock and other	2,059	1,766

Net cash used in financing activities	(89,446)	(20,486)

Net decrease in cash and equivalents	(69,419)	(112,554)
Cash and equivalents at beginning of period	341,825	218,031

Cash and equivalents at end of period	$272,406	$105,477

Michaels Stores, Inc.
Summary of Operating Data
(Preliminary and Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of income:

	Quarter Ended		Nine Months Ended
	October 30,	November 1,	October 30,	November 1,
	2004	2003	2004	2003
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	63.0	63.5	63.2	63.3

Gross profit	37.0	36.5	36.8	36.7
Selling, general, and administrative expense	27.6	27.6	28.7	29.1
Store pre-opening costs	0.3	0.5	0.3	0.3

Operating income	9.1	8.4	7.8	7.3
Interest expense	0.6	0.6	0.7	0.7
Other (income) and expense, net	(0.1)	0.0	(0.1)	(0.1)

Income before income taxes	8.6	7.8	7.2	6.7
Provision for income taxes	3.3	2.7	2.7	2.6

Net income	5.3%	5.1%	4.5%	4.1%

The following table sets forth certain of our unaudited operating data (dollar amounts in thousands):

	Quarter Ended		Nine Months Ended
	October 30,	November 1,	October 30,	November 1,
	2004	2003	2004	2003
Michaels stores (1):
Retail stores open at beginning of period	827	780	804	754
Retail stores opened during the period	22	28	45	55
Retail stores opened (relocations) during the period	8	7	30	16
Retail stores closed during the period	—	—	—	(1)
Retail stores closed (relocations) during the period	(8)	(7)	(30)	(16)

Retail stores open at end of period	849	808	849	808
Aaron Brothers stores:
Retail stores open at beginning of period	160	157	158	148
Retail stores opened during the period	4	1	7	10
Retail stores opened (relocations) during the period	1	—	1	—
Retail stores closed during the period	—	—	(1)	—
Retail stores closed (relocations) during the period	(1)	—	(1)	—

Retail stores open at end of period	164	158	164	158
ReCollections stores:
Retail stores open at beginning of period	5	1	2	—
Retail stores opened during the period	3	1	6	2

Retail stores open at end of period	8	2	8	2
Star Wholesale stores (1):
Wholesale stores open at beginning of period	3	2	3	2
Wholesale stores opened during the period	—	1	—	1

Wholesale stores open at end of period	3	3	3	3

Total store count at end of period	1,024	971	1,024	971

Other operating data:
Average inventory per Michaels store	$1,213	$1,313	$1,213	$1,313
Comparable store sales increase	1%	2%	4%	2%

(1)	Opening store counts reflect a reclassification of our Los Angeles combination wholesale-retail store from a Michaels store to a Star Wholesale store. Beginning in fiscal 2004, our Los Angeles wholesale-retail store will be managed as part of our Star Wholesale concept.